Exhibit 99.1

Company Contact: Lisa Walthers Tel: 510 420 4167 lisa.walthers@bionovo.com

Bionovo to Voluntarily Delist from NASDAQ

EMERYVILLE, Calif. —January 27, 2012 — Bionovo, Inc. (NASDAQ: BNVI), today announced that on January 26, 2012, its Board of Directors decided to seek a voluntary delisting from the NASDAQ Capital Market (“NASDAQ”).

On March 14, 2011, the Company received a letter from NASDAQ stating that for the prior 30 consecutive business days, the bid price of its common stock had closed below the minimum $1.00 per share requirement for continued listing on the NASDAQ Capital Market. The letter further stated that the Company had been provided a period of 180 calendar days, or until September 12, 2011, to regain compliance. Although the company was not in compliance with such minimum bid price requirement by September 12, 2011, as the company met the initial listing criteria of NASDAQ (other than the minimum bid price), the Company received an additional grace period of 180 calendar days, or until March 10, 2012, to regain compliance. The Company is currently not in compliance with such minimum bid price requirement.

The voluntary decision to delist from NASDAQ was taken following the Board of Director’s detailed review of numerous factors including; the aforementioned NASDAQ letter, the applicable NASDAQ rules and regulations, Rule 12-d2-2(c) under the Securities Exchange Act of 1933 (as amended), the Company’s current financial condition, the benefits generated by the maintenance of the listing, the significant compliance obligations and restrictions that result from the maintenance of the listing, the effects of the Company’s last reverse stock split; and the Board’s determination that the Company will not be able to regain compliance with such minimum bid price continued listing requirement in a timely fashion. Based on the foregoing factors, Bionovo no longer sees sufficient value in maintaining its listing on NASDAQ.

 The Company intends to file a Form 25 with the SEC on February 7, 2012 to commence the NASDAQ delisting process. It is expected that the delisting will take effect as of the close of trading in New York, N.Y, on February 17, 2012. Following delisting, Bionovo’s common stock will no longer trade on the NASDAQ Capital Market under the symbol "BNVI.” The Company intends to use its common stock to commence trading on the OTC Bulletin Board promptly following the delisting, but can give no assurance as to the timing of such listing or if such listing will be successful.

“Bionovo is currently recruiting patients to its Phase 3 pivotal trial for Menerba and trial results are expected to be released in Q1, 2013. Menerba is seeking approval for the treatment of menopausal hot flashes. There are currently 40 million women of menopausal age in the U.S. and 75% of them suffer from hot flashes,” said Dr. Isaac Cohen, Chairman and CEO of Bionovo, Inc. “The hot flash market is a proven multi- billion dollar market and currently Menerba is the only drug in late stage development for this indication. The decision to delist from NASDAQ was inevitable due to the low share price, but it will provide the company more flexibility with financing our assets.”

For further information on the relevant NASDAQ rules, please consult NASDAQ Listing Rules 5840(j) - voluntary delisting, 5550(a)(2) – bid price, 5810(c)(3)(A) – grace period, 5810(b) – public disclosure, and 5505 – Capital Market criteria.

Bionovo, Inc.

Bionovo is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Currently Bionovo’s drug, Menerba is recruiting patients in a Phase 3 pivotal trial for its drug Menerba (MF101). Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, “BNVI”. For more information about Bionovo and its programs, visit http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.